Exhibit 10.5

CONTENTS



INDEPENDENT AUDITORS' REPORT                                        F-1

CONSOLIDATED BALANCE SHEETS
        June 30, 2002 and 2001                                      F-2

CONSOLIDATED STATEMENTS OF OPERATIONS
        For the years ended June 30, 2002, 2001 and 2000            F-3

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
        For the years ended June 30, 2000, 2001 and 2002            F-4 - F-5

CONSOLIDATED STATEMENTS OF CASH FLOWS
        For the years ended June 30, 2002, 2001 and 2000            F-6 - F-7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                          F-8 - F-35

INDEPENDENT AUDITORS' REPORT ON SCHEDULE II                         F-36

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES        F-37

Board of Directors and Shareholders
NetWolves Corporation
Bohemia, New York


                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying consolidated statements of operations, shareholders' equity and cash flows of NetWolves Corporation and subsidiaries (the "Company") for the year ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and consolidated cash flows of NetWolves Corporation and subsidiaries for the year ended June 30, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ Eisner LLP
Eisner LLP


New York, New York
August 24, 2000

Except for the reclassification of the discontinued operations as to which the date is June 30, 2001

                     NETWOLVES CORPORATION AND SUBSIDARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                  June 30,
                                                                      -------------------------------
                                                                           2002             2001
                                                                           ----             ----
ASSETS
Current assets
    Cash and cash equivalents                                         $     656,880    $   4,087,767
    Restricted cash                                                         366,276          323,890
    Marketable securities, available for sale                                82,250           71,000
    Accounts receivable, net of allowance for doubtful accounts of
       $191,164 and $152,259 at June 30, 2002 and 2001, respectively        107,178          366,868
    Inventories                                                             136,930          361,656
    Prepaid expenses                                                        129,293          234,648
    Purchase deposits                                                       841,000             -
    Other current assets                                                     13,491          185,130
                                                                      -------------    -------------
       Total current assets                                               2,333,298        5,630,959

Property and equipment, net                                                 682,395          982,748
Software, net                                                               104,874           73,414
Other assets                                                                103,887          173,323
                                                                      -------------    -------------
                                                                      $   3,224,454    $   6,860,444
                                                                      =============    =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
    Accounts payable and accrued expenses                             $     675,321    $     926,634
    Accrued losses of discontinued operations                               137,958          496,927
    Deferred revenue                                                         46,780          129,978
    Current maturities of long-term debt                                    362,982          282,982
                                                                      -------------    -------------
       Total current liabilities                                          1,223,041        1,836,521

Accrued losses of discontinued operations                                   235,012             -
Long-term debt, net of current maturities                                      -              80,000
                                                                      -------------    -------------
       Total liabilities                                                  1,458,053        1,916,521
                                                                      -------------    -------------
Minority interest                                                           272,533          281,693
                                                                      -------------    -------------
Commitments and contingencies

Shareholders' equity
    Preferred stock, $.0033 par value; 2,000,000 and no shares authorized on June 30, 2002 and 2001, respectively; no
       shares issued and outstanding on June 30, 2002 and 2001                                   -                -
    Common stock, $.0033 par value; 50,000,000 shares authorized on June 30, 2002 and 2001; 12,607,119 and 9,167,613 shares
       issued and outstanding on June 30, 2002 and 2001, respectively        41,604           30,254
    Additional paid-in capital                                           65,176,647       57,748,499
    Unamortized value of equity compensation                                   -          (1,011,500)
    Accumulated deficit                                                 (63,611,478)     (51,980,868)
    Accumulated other comprehensive loss                                   (112,905)        (124,155)
                                                                      -------------    -------------
       Total shareholders' equity                                         1,493,868        4,662,230
                                                                      -------------    -------------
                                                                      $   3,224,454    $   6,860,444
                                                                      =============    =============
The accompanying notes to the financial statements
  are an integral part of these consolidated
  balance sheets.


                             NETWOLVES CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               For the year ended June 30,
                                                               ---------------------------
                                                      2002                2001                2000
                                                      ----                ----                ----
Revenue
    Products                                    $    246,016         $    341,203         $    132,825
    Services                                         492,732            1,083,935            1,290,865
                                                ------------         ------------         ------------
                                                     738,748            1,425,138            1,423,690
                                                ------------         ------------         ------------

Cost of revenue
    Products                                         304,809              439,799               56,739
    Services                                         395,589              905,321              902,300
                                                ------------         ------------         ------------
                                                     700,398            1,345,120              959,039
                                                ------------         ------------         ------------
Gross profit                                          38,350               80,018              464,651
                                                ------------         ------------         ------------
Operating expenses
    General and administrative                     6,347,406            7,714,047           14,067,059
    Engineering and development                    1,856,223            1,893,372            1,329,341
    Sales and marketing                            2,500,793            4,958,719            4,868,686
    Impairment charges                                  -               1,415,929            4,016,080
                                                ------------         ------------         ------------
                                                  10,704,422           15,982,067           24,281,166
                                                ------------         ------------         ------------
Loss before other income (expense)
    and income taxes                             (10,666,072)         (15,902,049)         (23,816,515)

Other income (expense)
    Investment income                                117,147              650,003              611,746
    (Loss) gain on sale of marketable securities      -                    -                   (35,000)
    Minority interest                                  9,160               24,068              148,739
    Interest expense                                 (37,571)             (27,613)             (45,727)
                                                ------------         ------------         ------------
Loss before income taxes                         (10,577,336)         (15,255,591)         (23,136,757)

    Provision for income taxes                          -                    -                 (25,000)
                                                ------------         ------------         ------------
Net loss from continuing operations              (10,577,336)         (15,255,591)         (23,161,757)

Discontinued business
    Loss from discontinued operations                   -              (4,725,901)          (1,165,191)
    Loss on disposal of discontinued operations,
       including $525,204 and none for
       operating losses at June 30, 2002 and
       2001, respectively.                        (1,053,274)            (650,000)               -
                                                ------------         ------------         ------------
Net loss                                        $(11,630,610)        $(20,631,492)        $(24,326,948)
                                                ============         ============         ============
Basic and diluted net loss per share
    Loss from continuing operations             $      (0.90)        $      (1.74)        $      (3.29)
    Loss from discontinued operations                  (0.09)                (.61)                (.17)
                                                ------------         ------------         ------------
                                                $      (0.99)        $      (2.35)        $      (3.46)
                                                ============         ============         ============
Weighted average common shares
  outstanding, basic and diluted                  11,756,220            8,776,928            7,034,994
                                                ============         ============         ============

The accompanying notes to the financial statements are an integral part of these consolidated statements.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                FOR THE YEARS ENDED JUNE 30, 2000, 2001 AND 2002

                                                                        Accumulated
                                               Additional                  other        Unamortized        Total
                               Common stock     paid-in    Accumulated  comprehensive  value of equity  shareholders' Comprehensive
                            Shares    Amount    Capital      deficit    income(loss)   compensation        equity     income (loss)
                            ------    ------   ----------  -----------  -------------- ---------------- ------------ --------------
Balance, June 30, 1999    6,063,870  $ 20,011  $17,726,374  $(7,022,428) $   375,845     $      -       $ 11,099,802
  Common stock, options
  and warrants issued
  for services              212,500       701   10,543,272         -            -          (1,851,893)      8,692,08

Common stock issued
  in private placement,
  net of expenses           287,500       949    3,980,726         -            -                -         3,981,675

Common stock issued upon
  exercise of warrants
  (cashless)                114,855       379         (379)        -            -                -              -

Common stock and warrants
  issued in purchase
  business combination
  (Note 3)                1,900,000     6,270   23,576,250         -            -                -        23,582,520

Common stock issued in
  conversion of TSG
  preferred stock            13,888        46      249,954         -            -                -           250,000

Marketable securities
  valuation adjustment         -         -            -            -        (471,500)            -          (471,500)  $   (471,500)

Net loss, year ended
  June 30, 2000                -         -            -     (24,326,948)        -                -       (24,326,948)   (24,326,948)
                         ----------  --------   ----------  -----------   -----------    -----------    ------------   ------------
  Total comprehensive
    loss                                                                                                               $(24,798,448)
                                                                                                                       ============

Balance, June 30, 2000    8,592,613    28,356   56,076,197  (31,349,376)     (95,655)      (1,851,893)    22,807,629
Common stock, options
  and warrants issued
  for services              575,000     1,898    2,377,302         -            -             840,393      3,219,593

Marketable securities
  valuation adjustment         -         -            -            -         (28,500)            -           (28,500)   $   (28,500)

Repurchase of warrant          -         -        (705,000)        -            -                -          (705,000)

Net loss, year ended
  June 30, 2001                -         -            -     (20,631,492)        -                -       (20,631,492)   (20,631,492)
                         ----------  --------   ----------  -----------   -----------    -----------    ------------   ------------

  Total comprehensive
    loss                                                                                                               $(20,659,992)
                                                                                                                       ============

Balance, June 30, 2001    9,167,613  $  30,254 $57,748,499 $(51,980,868)  $ (124,155)     $(1,011,500)  $  4,662,230

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                FOR THE YEARS ENDED JUNE 30, 2000, 2001 AND 2002

(continued)

                                                                        Accumulated
                                               Additional                  other        Unamortized        Total
                               Common stock     paid-in    Accumulated  comprehensive  value of equity  shareholders' Comprehensive
                            Shares    Amount    Capital      deficit    income(loss)   compensation        equity     income (loss)
                            ------    ------   ----------  -----------  -------------- ---------------- ------------ --------------

Balance, June 30, 2001    9,167,613 $  30,254  $57,748,499 $(51,980,868) $ (124,155)    $(1,011,500)    $  4,662,230

Common stock, options
  and warrants issued
  for services              130,000       429      466,569         -           -               -             466,998

Amortization of warrants       -         -           -             -           -          1,011,500        1,011,500

Common stock issued in
  settlement of
  employment agreements     350,000     1,155      956,345         -           -               -             957,500

Common stock issued in
  private placement,
  net of expenses of
  $310,000                2,830,000     9,339    6,005,661         -           -                -          6,015,000

Common stock issued
  upon exercise of
  warrants                  129,506       427         (427)        -           -                -               -

Marketable securities
  valuation adjustment        -          -          -              -         11,250             -             11,250    $   11,250

Net loss, year ended
  June 30, 2002               -          -          -       (11,630,610)       -                -        (11,630,610)  (11,630,610)
                         ----------  --------   ----------  -----------   -----------    -----------    ------------   ------------

  Total comprehensive
    loss                                                                                                              $(11,619,360)
                                                                                                                      =============

Balance, June 30, 2002  12,607,119  $  41,604  $65,176,647 $(63,611,478)  $(112,905)    $       -        $ 1,493,868
                        ==========  =========  =========== ============  ===========    ===========     ============


The accompanying notes to the financial statements are an integral part of these consolidated statements.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     For the year ended June 30,
                                                                    -------------------------------------------------------
                                                                           2002               2001               2000
                                                                           ----               ----               ----
Cash flows from operating activities
  Net loss                                                         $  (11,630,610)      $ (20,631,492)      $  (24,326,948)
   Adjustments to reconcile net loss to net cash used
      in operating activities
         Depreciation                                                     243,715             231,029               93,763
         Amortization                                                      42,390           1,190,223            2,968,786
         Realized loss on sale of marketable securities                      -                   -                  35,000
         Provision for impairment                                         100,000           3,524,911            4,016,080
         Provision for inventory obsolescence                             193,086             243,222                 -
         Loss on disposal of property and equipment                        91,723              64,435                 -
         Provision for doubtful accounts                                   38,905             141,101                4,747
         Provision for other assets                                        56,000                -                    -
         Non-cash charge to operations with respect to
             common stock, options and warrants issued for
             services                                                   2,344,998           1,974,799            8,692,080
         Minority interest                                                 (9,160)            (24,068)            (148,739)

   Changes in operating assets and liabilities
       Restricted cash                                                    (42,386)           (323,890)                -
       Accounts receivable                                                220,785            (225,519)            (176,701)
       Inventories                                                         15,021              86,484             (340,099)
           Prepaid expenses
                                                                          105,355             (83,304)             (83,443)
       Other current assets                                               165,639              14,551                7,928
       Accounts payable and accrued expenses                             (251,313)           (865,396)             978,694
       Accrued loss on disposal of discontinued operations               (123,957)             496,927                  -
       Deferred compensation                                                 -                   -                (100,000)
       Deferred revenue                                                   (83,198)            118,805               11,173
                                                                     ------------        ------------         ------------

          Net cash used in operating activities                        (8,523,007)        (14,067,182)          (8,367,679)
                                                                     ------------        ------------         ------------
   Cash flows from investing activities
       Finders fee paid in connection with acquisition of
          Norstan Network Services, Inc.                                 (350,000)              -                    -
       Deposit paid to Norstan, Inc. in connection with
          acquisition of Norstan Network Services, Inc.                  (400,000)              -                    -
       Issuance of notes receivable                                         -                   -                  (56,000)
       License fees paid                                                    -                (150,000)               -
       Patent costs paid                                                  (13,293)            (32,101)               -
       Finders fees paid in connection with acquisition of
          ComputerCOP Corp.                                                 -                   -                 (550,000)
       Appraisal fee paid in connection with acquisition of                 -                   -
          ComputerCOP Corp.                                                                                        (40,000)
       Cash acquired - ComputerCOP Corp.                                    -                   -               20,500,000
       Purchases of property and equipment                               (104,456)           (745,215)            (459,978)
       Capitalized software costs, net of funding                         (72,852)           (116,066)            (170,913)
       Return of (payments for) security deposits                          17,721             (37,423)             (31,018)
                                                                     ------------        ------------         ------------
          Net cash (used in) provided by investing
            activities                                                   (922,880)         (1,080,805)          19,192,091
                                                                     ------------        ------------         ------------

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                     For the year ended June 30,
                                                                    -------------------------------------------------------
                                                                           2002               2001               2000
                                                                           ----               ----               ----
Cash flows from financing activities
    Repayment of long-term debt                                           -                (263,555)              (43,411)
    Repayment of advances from TSG officer                                -                   -                  (144,348)
    Repurchase of warrant                                                 -                (705,000)                -
    Cash proceeds from issuance of common stock                       6,325,000               -                 4,312,500
    Financing costs paid in connection with sale of
      common stock                                                     (310,000)             -                  (330,825)
                                                                   ------------        ------------         -------------

          Net cash provided by (used in) financing
             activities                                               6,015,000            (968,555)            3,793,916
                                                                   ------------        ------------         -------------
Net (decrease) increase in cash and cash equivalents                 (3,430,887)        (16,116,542)           14,618,328

Cash and cash equivalents, beginning of year                          4,087,767          20,204,309             5,585,981
                                                                   ------------        ------------         -------------
Cash and cash equivalents, end of year                             $    658,880        $  4,087,767         $  20,204,309
                                                                   ============        ============         =============



Cash paid for interest                                             $     16,250        $     27,613         $      45,727
                                                                   ============        ============         =============
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
    FINANCING ACTIVITIES

    Noncash conversion of preferred stock to common stock
      (Note 3)                                                     $      -            $       -            $      250,000
                                                                   ============        ============         =============

    Common stock issued for services related to purchase
      of Norstan Network Services, Inc. (Note 17)                  $     91,000        $       -            $        -
                                                                   ============        ============         =============
    Software ($2,907,520) and inventory ($175,000)
       acquired through issuance of equity instruments             $      -            $       -            $    3,082,520
                                                                   ============        ============         =============


The accompanying notes to the financial statements
  are an integral part of these consolidated
  statements.                                         F-7

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1    The Company

     The consolidated financial statements include the accounts of NetWolves Corporation and its three subsidiaries, NetWolves Technologies Corporation, ComputerCOP Corporation and its majority owned TSG Global Education Web, Inc. ("TSG") (collectively "NetWolves" or the Company").

     NetWolves, LLC was an Ohio limited liability company formed on February 13, 1998, which was merged into Watchdog Patrols, Inc. ("Watchdog") on June 17, 1998. Watchdog, the legal surviving entity of the merger was incorporated under the laws of the State of New York on January 5, 1970. As a result of the merger and subsequent sale of Watchdog's business, Watchdog changed its name to NetWolves.

     NetWolves is an Internet systems developer that has designed and developed multi-functional products that are secure, integrated, modular Internet gateways. Its products support secure access to the Internet for multiple users through a single connection and, among other things, provides electronic mail, firewall security and web site hosting and also contains a network file server. Since inception, the Company has been developing its business plan and building its infrastructure in order to effectively market its products.

     In conjunction with TSG's acquisition of Sales and Management Consulting, Inc. (d/b/a The Sullivan Group, see Note 3), the Company provided consulting, educational and training services primarily to the oil and gas and automotive industries throughout the United States.

     Pursuant to an agreement dated February 10, 2000, the Company acquired all of the outstanding capital stock of ComputerCOP Corporation ("ComputerCOP"), a New York corporation and a subsidiary of Computer Concepts Corp. ("Computer Concepts"), in exchange for 1,775,000 restricted shares of the Company's common stock valued at $23,962,500 (Note 3). ComputerCOP's assets included ComputerCOP technology, inventory and $20.5 million in cash. In June 2001, management approved a formal plan of disposal of its computer software business segment and such segment was disposed of in August 2002 (Note 4).

     On July 9, 2002, the Company acquired all of the outstanding common stock of Norstan Network Services, Inc., a provider of multiple source long distance services to customers located throughout the United States (Note
     17).

2    Significant accounting policies

     Use of estimates

     In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Principles of consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. The separate ownership of one of the Company's subsidiaries is reflected in the Company's consolidated financial statements as minority interest (Note 3). The minority interest includes common stock representing 1.7% of the outstanding shares of the subsidiary and preferred stock, until January 24, 2000, at which time the preferred stockholder elected to convert the preferred stock into shares of NetWolves common stock (Note 3).

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2    Significant accounting policies (continued)

     Prepaid expenses Prepaid expenses consist primarily of prepaid rent and insurance and are being amortized over their respective lives using the straight-line method.

     Discontinued operations

     The consolidated financial statements for the years prior to fiscal 2001 have been restated to separately report results of discontinued operations from the results of continuing operations. Disclosures included herein pertain to the Company's continuing operations unless otherwise noted.

     Revenue recognition

     The Company records revenue in accordance with Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2"), issued by the American
     Institute of Certified Public Accountants (as modified by Statement of Position 98-9) and SEC Staff Accounting Bulletin No. 101 ("SAB 101") regarding revenue recognition in financial statements. SOP 97-2 provides additional guidance with respect to multiple element arrangements; returns, exchanges, and platform transfer rights; resellers; services; funded software development arrangements; and contract accounting. Accordingly, revenue from the sale of hardware and perpetual and term software licenses are recognized, net of provisions for returns, at the time of delivery and acceptance of hardware and software products by the customer, when the fee is fixed and determinable and collectibility is probable. Maintenance or monitoring revenue that is bundled with an initial license fee is deferred and recognized ratably over the maintenance or monitoring period. Amounts deferred for maintenance or monitoring are based on the fair value of equivalent maintenance or monitoring services sold separately. The Company recognizes revenue from consulting and training fees when the services are provided. Shipping and handling costs are included in cost of revenue in the accompanying consolidated statements of operations.

     Marketable securities

     Marketable securities, which are all classified as "available for sale", are valued at fair value. Unrealized gains or losses are recorded net of income taxes as "accumulated other comprehensive income" in shareholders' equity, whereas realized gains and losses are recognized in the Company's consolidated statements of operations using the first-in, first-out method.

     Inventories

     Inventories consist of raw materials and finished goods. Inventories are valued at the lower of cost or net realizable value using the first-in, first-out method. During the year ended June 30, 2001, the Company recorded a writedown of inventory approximating $243,000. Additionally, raw material and finished goods amounted to $108,079 and $28,851, respectively, at June 30, 2002 and $154,331 and $207,325, respectively, at June 30, 2001.
     Included in inventory at June 30, 2001 is $25,000, of finished goods and raw materials inventory relating to discontinued operations (Note 4).

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




2    Significant accounting policies (continued)

     Property and equipment

     Property and equipment are stated at cost. Costs assigned to property and equipment of the acquired businesses (Note 3) were based on estimated fair value at acquisition. Depreciation is provided on furniture and fixtures and machinery and equipment over their estimated lives, ranging from 5 to 7 years, using the straight-line method. Leasehold improvements are amortized over the lesser of the term of the respective lease or the useful lives of the related assets. Expenditures for maintenance and repairs are charged directly to the appropriate operating accounts at the time the expense is incurred. Expenditures determined to represent additions and betterments are capitalized and amortized over the lesser of their useful lives or the useful lives of the related assets. Depreciation and amortization is included in general and administrative expenses in the accompanying consolidated statements of operations.

     Software costs

     Costs associated with the development of software products are generally capitalized once technological feasibility is established in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed". Purchased software technologies are recorded at cost. Software costs associated with technology development and purchased software technologies are amortized using the greater of the ratio of current revenue to total projected revenue for a product or the straight-line method over its estimated useful life. Amortization of software costs begins when products become available for general customer release. The Company recorded approximately $41,000, $1,190,000 and $960,000 in amortization expense for the years ended June 30, 2002, 2001 and 2000, respectively, relating to software costs. Costs incurred prior to establishment of technological feasibility are expensed as incurred and reflected as engineering and development costs in the accompanying consolidated statements of operations. The Company capitalized software development costs of approximately $73,000, $116,000 and $170,000 and incurred approximately $1,856,000, $1,893,000 and $802,000 in research and development costs for the years ended June 30, 2002, 2001 and 2000, respectively. Accumulated amortization at June 30, 2002 was approximately $2,192,000.

     Impairment of long-lived assets

     In accordance with Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of", the Company reviews its long-lived assets, including software development costs, intangible assets and property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets.

     Income taxes

     In accordance with Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes", the Company accounts for income taxes using the liability method which requires the determination of deferred tax assets and liabilities based on the differences between the financial and tax bases of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to reverse. The net deferred tax asset is adjusted by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized. The Company and its subsidiaries file a consolidated Federal income tax return.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2    Significant accounting policies (continued)

     Stock options

     SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") establishes a fair value-based method of accounting for stock based compensation plans. The Company has chosen to adopt the disclosure requirements of SFAS 123 and continue to record stock compensation for its employees and outside directors in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, charges are made to operations in accounting for stock options granted to employees and outside directors when the option exercise prices are below the fair market value of the common stock at the measurement date. Options and other stock based compensation granted to non-employees are recorded in accordance with SFAS 123.

     Basic and diluted net loss per share

     The Company displays loss per share in accordance with SFAS No.128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires dual presentation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. The diluted loss per share does not include the impact of potential shares to be issued upon exercise of options and warrants aggregating approximately 7,474,200, 7,135,000 and 3,057,000, for the years ended June 30, 2002, 2001 and 2000, respectively, which would be antidilutive.

     Cash and cash equivalents

     Generally, the Company considers highly liquid investments in debt securities with original maturities of three months or less to be cash equivalents. At June 30, 2002, approximately $366,000 of the Company's cash is being utilized to secure various letters of credit.

     Concentrations and fair value of financial instruments

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash investments and marketable securities. At June 30, 2002, the Company's cash investments are held at primarily one financial institution. The fair value of financial instruments approximates their recorded values.

     Comprehensive income (loss)

     The Company presents comprehensive income (loss) in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income (loss) and its components. As this statement pertains to disclosure information requirements, it has no impact on the Company's operating results or financial position. The Company's adjustment to arrive at comprehensive income (loss) consists of the marketable securities valuation adjustment and is presented in the accompanying consolidated statements of shareholders' equity and comprehensive income (loss).

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2    Significant accounting policies (continued)

     Summary of recent accounting pronouncements

     In June 2001, the FASB issued SFAS No. 141, Business Combinations ("SFAS No. 141") and SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"). SFAS No. 141 addresses financial accounting and reporting for business combinations while SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. SFAS No. 141 applies to all business combinations initiated after June 30, 2001, while SFAS No. 142 is required to be applied in fiscal years beginning after December 15, 2001. The adoption of SFAS No. 141 had a material impact on our financial statements due to the segregation of identifiable intangibles separate from goodwill. Identifiable intangible assets with other than indefinite lives will continue to be amortized in the financial statements, however, goodwill and identifiable intangible assets with indefinite lives will no longer be amortized. In connection with the acquisition discussed in Note 17 to the financial statements, the adoption of SFAS No. 141 will have a material impact on our financial statements. Other than the impact on amortization, the adoption of SFAS No. 142 is not expect to have a material impact on our financial statements although we will be required to review our intangibles and goodwill annually for indicators of impairment and this review could result in recognition of impairment losses.

     During August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"), and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB No. 30"). SFAS No. 144 was issued because SFAS No. 121 did not address the accounting for a segment of a business accounted for as a discontinued operation under APB No. 30, and two accounting models existed for long-lived assets to be disposed of. SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale. SFAS No. 144 retains the requirements of SFAS No. 121 to (a) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and (b) measure an impairment loss as the difference between the carrying amount and fair value of the asset. SFAS No. 144 also requires that a long-lived asset to be abandoned, exchanged for a similar productive asset, or distributed to owners in a spinoff be considered held and used until it is disposed of. Lastly, SFAS No. 144 retains the requirement of SFAS No. 121 to measure a long-lived asset classified as held for sale at the lower of its carrying amount or fair value less cost to sell and to cease depreciation (amortization). Therefore, discontinued operations are no longer measured on a net realizable value basis, and future operating losses are no longer recognized before they occur. SFAS No. 144 retains the basic provisions of APB No. 30 for the presentation of discontinued operations in the income statement but broadens that presentation to include a component of an entity. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The provisions of SFAS No. 144 generally are to be applied prospectively. The Company plans to adopt SFAS No. 144 effective July 1, 2002, and has not yet determined the impact of adoption.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2    Significant accounting policies (continued)

     Summary of recent accounting pronouncements (continued)

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145"). This standard concludes that debt extinguishments used as part of a company's risk management strategy should not be classified as an extraordinary item. SFAS No. 145 also requires sale- leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002.

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated With Exit or Disposal Activities ("SFAS No. 146"). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity is recognized at fair value when the liability is incurred and is effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect its adoption of this standard in fiscal 2003 to have a significant impact on its financial statements.

     Shipping and handling costs

     Shipping and handling costs are included in cost of revenue - products in the consolidated statements of operations.

     Product warranties

     The Company offers warranties on the sales of certain of its products and records an accrual for estimated future claims. Such accruals are based upon historical experience and management's estimate of the level of future claims.

     Reclassifications

     Certain reclassifications have been made to the consolidated financial statements shown for the prior periods in order to have them conform to the current period's classifications.

3    Purchase acquisitions

     ComputerCOP Corporation

     Pursuant to an agreement dated February 10, 2000, the Company acquired all of the outstanding capital stock of ComputerCOP, a New York corporation and a subsidiary of Computer Concepts, in exchange for 1,775,000 restricted shares of the Company's common stock valued at $23,962,500. ComputerCOP's assets included ComputerCOP technology, inventory and $20.5 million in cash. In connection with the transaction, the Company incurred finders fees of approximately of $960,000 and issued 125,000 restricted shares of the Company's common stock valued at $2,405,000 and a five year warrant to purchase 300,000 shares of the Company's common stock valued at $2,928,000. In addition, a warrant to purchase 600,000 shares of the Company's common stock did not vest in accordance with its term and were canceled on March 31, 2000 (Note 9). In addition, the Company incurred professional fees relating to the acquisition aggregating $350,000. The fair value of the shares issued (approximately $24.0 million) and finders fees and other acquisition costs (approximately $6.6 million) have been allocated as follows: cash of $20,500,000, ComputerCOP software technology of $4,217,520 and inventory of $175,000, with a portion of the finders fees and other acquisition costs charged as a cost of raising capital.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



3    Purchase acquisitions (continued)

     ComputerCOP Corporation (continued)

     Additionally, Computer Concepts purchased 225,000 shares of the Company's common stock from three other officers of the Company for $4.5 million.

     All of the shares issued by the Company in connection with the ComputerCOP acquisition as well as all the shares sold by the three officers (the "Trust Shares") were subject to a Voting Trust Agreement, wherein the Company's chief executive officer had been granted the right to vote all Trust Shares for two years, subject to earlier termination on the sale of those shares based on certain parameters.

     On December 31, 2000, the Company recorded a writedown of its ComputerCOP technology (computer software segment) in the amount of $2,000,000, reducing the carrying value of the asset to $202,395 at December 31, 2000. Additionally, in June 2001 the Company recorded an impairment of the remaining carrying value of the ComputerCOP technology totaling $108,982. These impairments are included in loss from discontinued operations in the consolidated statements of operations (Note 4). The asset was determined to be impaired because of the inability of the software technology to generate future operating income without substantial sales volume increases, which are uncertain. Fair value was based on discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

     In June 2001, management approved a formal plan of disposal of its computer software business segment and on August 31, 2002 the operations of ComputerCOP ceased (Note 4).

     Sales and Management Consulting, Inc.

     On July 7, 1999 (effective June 30, 1999), NetWolves and Sales and Management Consulting, Inc. (d/b/a The Sullivan Group) ("SMCI") executed a merger agreement (the "Merger") pursuant to which NetWolves acquired the outstanding capital stock of SMCI. Under the terms of the Merger, TSG Global Education Web, Inc. ("TSG") (a subsidiary of NetWolves), with 4,150,000 shares of common stock outstanding prior to the Merger, purchased all of the outstanding shares of SMCI's common stock in exchange for 180,000 shares of NetWolves' restricted common stock. The shareholders were restricted from selling, transferring or pledging such shares for an eighteen- month period. Upon consummation of the Merger SMCI merged into TSG and TSG was the surviving entity.

     Concurrent with the Merger, the shareholders of SMCI purchased 70,000 shares of TSG common stock at $.35 per share for aggregate cash proceeds of $24,500. This represents 1.7% of the outstanding common stock of TSG.
     Additionally,  TSG  issued  250,000  shares  of  TSG  Series  A  Non-Voting
     Cumulative (8%) Convertible Preferred Stock to one of the SMCI shareholders, which was issued in partial settlement of outstanding liabilities owed to the former shareholder. The preferred stockholder was entitled to preferential liquidation rights and was also entitled to cumulative dividends to be included in minority interest expense that accrued at the rate of 8% per annum commencing on June 30, 1999. On January 24, 2000, the preferred stockholder elected to convert the preferred stock into 13,888 shares of NetWolves common stock (the fair market value at the time of conversion). The TSG common and preferred stock (until conversion on January 24, 2000) have been reflected as minority interest in the accompanying consolidated financial statements.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3    Purchase acquisitions (continued)

     Sales and Management Consulting, Inc. (continued)

     On June 30, 2000, the Company recorded a writedown of its training content and goodwill (training and consulting segment) relating to the acquisition of SMCI in the amount of $4,016,080. This writedown eliminates all remaining intangible assets relating to the acquisition. The intangible assets were determined to be impaired because of the current financial condition of TSG and TSG's inability to generate future operating income without substantial sales volume increases which were uncertain. Moreover, anticipated future cash flows of TSG indicated that the recoverability of the asset was not reasonably assured. In November 2000, the Company commenced a lawsuit against certain defendants who were officers and/or directors of TSG (the "Sullivan Group") and against an Ohio Corporation, ProCare, Inc. ("ProCare"). This lawsuit was settled in July 2002 (Note 15).

4    Disposal of business segment

     During June 2001, the Company formally adopted a plan to discontinue its ComputerCOP software operations. At that time, this operation consisted primarily of ComputerCOP software technology, inventory and property and equipment. At June 30, 2001, the Company accrued a provision for estimated losses during the phase out period of approximately $497,000. During the year ended June 30, 2002, the Company recorded additional charges aggregating $1,053,275, which primarily represented the cost of salaries through an extended disposal date of August 31, 2002, coupled with an equity settlement of an employment contract (Note 14) and a revised estimate of the total leased facility costs, net of a sublease. At the time of the decision to discontinue this operation, the Company restated its consolidated financial statements for the years prior to fiscal 2001 to separately report results of discontinued operations from the results of continuing operations. A summary of the operating results of the discontinued operations follows:

                                                      For the year ended June 30,
                                              -------------------------------------------
                                              2002                2001               2000
                                              ----                ----               ----

Revenue                                    $   220,267         $   102,525      $       -
Cost of revenue                                 37,970               8,356              -
Selling, general and administrative          1,135,571           2,213,295          204,446
Amortization                                      -              1,147,793          960,745
Impairment                                     100,000           2,108,982              -
                                           -----------         -----------      -----------
                                             1,053,274           5,375,901        1,165,191

Loss on disposal of discontinued
  operations                                (1,053,274)           (650,000)            -
                                           -----------         -----------      -----------

Loss from discontinued operations          $      -            $(4,725,901)     $(1,165,191)
                                           ===========         ===========      ===========

     Effective August 31, 2002, the Company ceased all operations of ComputerCOP, terminated all remaining employees of ComputerCOP and subleased a majority of the space previously occupied by ComputerCOP for $5,000 per month for a period of six months. The sublease also provides the lessee use of certain furniture and equipment during the period of the lease.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5       Marketable securities, available for sale
        The following is a summary of marketable securities, available for sale:

                                                     Gross
                                  Amortized        unrealized
                                    cost              loss         Fair value
                                  ----------      -----------      -----------
        June 30, 2002
        Bonds                    $  195,155       $(112,905)       $  82,250
                                 ==========       =========        =========

        June 30, 2001
        Bonds                    $  195,155       $(124,155)       $  71,000
                                 ==========       =========        =========

     There were no sales of marketable securities during the years ended June 30, 2002, 2001 and 2000 and the Company recognized a realized loss of $35,000 on the expiration of a warrant to purchase restricted common stock of an unrelated publicly traded company during the year ended June 30, 2000.

     The maturities of the Company's investments in debt securities at June 30, 2002 are as follows:

                                                Amortized         Fair
                                                  cost            value
                                                ---------      ----------
     Due in one year or less                    $  -           $    -
     Due after one year through five years        195,155         82,250
                                                ---------      ---------
                                                $ 195,155      $  82,250
                                                =========      =========

6    Property and equipment, net

     Property and equipment consist of the following:

                                                                June 30,
                                                      --------------------------
                                                           2002           2001
                                                           ----           ----
     Machinery and equipment                          $   755,045    $   867,832
     Furniture and fixtures                               218,497        281,484
     Leasehold improvements                               140,875        152,150
                                                        1,114,417      1,301,466
     Less: accumulated depreciation and amortization     (432,022)      (318,718)
                                                      -----------    -----------
     Property and equipment, net                      $   682,395    $   982,748
                                                      ===========    ===========

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



7    Accounts payable and accrued expenses

     Accounts payable and accrued expenses consist of the following:

                                                                     June 30,
                                                            -------------------------
                                                                2002          2001
                                                                ----          ----
     Trade accounts payable and other accrued operating
       expenses                                             $   490,311   $   777,226
     Compensated absences                                       182,671       143,206
     Commissions payable                                          1,300         2,000
     Payroll/sales taxes payable                                  1,039         4,202
                                                            -----------   -----------
                                                            $   675,321   $   926,634
                                                            ===========   ===========


8    Long-term debt

     Long-term debt consists of the following:

                                                                     June 30,
                                                            -------------------------
                                                                2002          2001
                                                                ----          ----
     Notes payable to DVI                                   $   242,982   $   242,982
     Finders fee payable                                        120,000       120,000
                                                            -----------   -----------
                                                                362,982       362,982
     Less current maturities of long-term debt                 (362,982)     (282,982)
                                                            -----------   -----------
     Long-term debt, net of current maturities              $      -      $    80,000
                                                            ===========   ===========

     The notes payable (the "DVI Notes") to the Duffy-Vinet Institute, Inc. ("DVI") were assumed by the Company in connection with the Merger (Note 3). The DVI Notes are secured by all of the assets SMCI had acquired from DVI in 1992. These assets consisted of furniture, fixtures and equipment (with a net book value of $12,000) and a portion of the intangible assets acquired from SMCI including a library of master tapes and completed training programs. At the time of the Merger, the fair value of the liability (totaling $309,948) was determined by calculating the present value of the future payments to be made using an implied interest rate of 11%. At June 30, 1999, the DVI Notes required 66 monthly payments of $6,280, including interest.

     During fiscal 2001, TSG ceased making payments on the DVI Notes and is attempting to negotiate a restructuring of such debt. Accordingly, all amounts due have been included in current liabilities.

     In connection with the Company's purchase of ComputerCOP Corporation, the Company incurred finder fees of $960,000, $360,000 of which are payable at $10,000 per month over 36 months commencing on March 1, 2000. The Company has ceased making payments on the debt in the current fiscal year and has classified all amounts due as current liabilities.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



9    Shareholders' equity

     Common stock issuances

     In July 2000, the Certificate of Incorporation of the Company was amended to increase the authorized shares of common stock from 10,000,000 to 50,000,000 shares and to authorize issuance of 2,000,000 shares of preferred stock.

     Management determined the fair value of all common stock issuances based on each respective issuance's quoted market price at the time of issuance.

     For the year ended June 30, 2000, the Company issued 2,528,743 shares of its common stock as follows:

     --   The Company sold 287,500  shares of  unregistered  common stock during
          the  year  to  accredited   investors  at  $15  per  share   (totaling
          $4,312,500) exclusive of commissions and fees of approximately 7%.

     -- On November 20, 1999, 12,500 shares were issued to a financial consultant for services rendered during the three months ending December 31, 1999, which resulted in a charge to operations of $275,000.

     -- During January 2000, its preferred stockholder elected to convert the preferred stock into 13,888 shares of NetWolves common stock (at fair market value at the time of conversion).

     -- Pursuant to an agreement dated February 10, 2000, the Company acquired all of the outstanding capital stock of ComputerCOP Corporation, a New York corporation and a subsidiary of Computer Concepts, in exchange for 1,775,000 restricted shares of the Company's common stock. In addition, the Company issued 125,000 restricted shares of the Company's common stock as finders' fees. The fair value of the common stock issued to Computer Concepts and common stock issued as finders' fees is included in the value of the ComputerCOP software and inventory, less the cash acquired of 20.5 million.

     -- In June 2000, the Company issued General Electric Company ("GE"), 200,000 shares of common stock valued at $1,926,000, which is included in Sales and Marketing expenses in the Consolidated Statements of Operations (Note 13).

     --   A total of 114,855 shares of the Company's  common stock was issued to
          outside   consultants   upon  the  exercise  of  warrants   (cashless)
          previously issued to these individuals.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9    Shareholders' equity (continued)

     Common stock issuances (continued)

     For the year ended June 30, 2001, the Company issued 575,000 shares of its common stock as follows:

     -- In August 2000, 150,000 unregistered shares were issued to a consulting firm for services rendered, which resulted in a charge to operations of $807,000 and is included in sales and marketing in the consolidated statements of operations. One of the Company's employees, who is also a shareholder, has an ownership interest in this consulting firm.

     -- On May 14, 2001 and in connection with the Company entering into a one year agreement with its investment bankers, the Company issued 400,000 unregistered shares. The fair value of the shares, $1,156,000, was amortized over the life of the agreement and is included in general and administrative in the consolidated statements of operations. The investment bankers have demand registration rights on the shares issued 90 days after the commencement of the agreement.

     -- In June 2001, 25,000 unregistered shares were issued to a consulting firm for services rendered, which resulted in a charge to operations of $89,250 and is included in general and administrative in the consolidated statements of operations.

     For the year ended June 30, 2002, the Company issued 3,439,506 shares of its common stock as follows:

     -- On July 9, 2001, the Company completed a private placement with Pequot Partners Fund, L.P. and Pequot International Fund, Inc., two funds managed by Pequot Capital Management, Inc. The Company sold 1,200,000 shares of unregistered common stock at $2.50 per share (a total of $3,000,000).

     --   In July 2001, the Company  completed a private placement to accredited
          investors  for  $325,000   through  the  sale  of  130,000  shares  of
          unregistered common stock at $2.50 per share.

     -- In July 2001, and in consideration for the termination of a three year employment agreement, the Company issued 150,000 shares of unregistered common stock to such employee, which resulted in a charge to fiscal 2002 operations of $487,500.

     -- In November 2001, the Company completed private placements with Credit Suisse Asset Management, LLC, and Whiffletree Partners, LP, which is managed by Palisade Capital Management, LLC, whereby the Company sold an aggregate of 1,500,000 shares of unregistered common stock at $2.00 per share (a total of $3,000,000) exclusive of commissions and professional services aggregating $310,000, $300,000 of which was paid to a company in which an employee of NetWolves has an ownership interest.

     -- In November 2001, and in consideration for the termination of a three year employment agreement, the Company issued 200,000 shares of unregistered common stock and a warrant to purchase 100,000 shares of unregistered common stock to such employee, which resulted in a charge to loss from discontinued operations of $320,000 (exclusive of $150,000 which had been previously accrued).

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



9    Shareholders' equity (continued)

     Common stock issuances (continued)

     -- In January 2002, the Company issued 100,000 shares of unregistered common stock for professional and consulting services relating to potential business acquisitions to a company in which an employee of NetWolves has an ownership interest. A portion of the cost of such issuance has been included in other current assets in the condensed consolidated balance sheets at June 30, 2002.

     -- During the year the Company issued a total of 30,000 shares of unregistered common stock to two consultants for professional services which resulted in a charge to fiscal 2002 operations of $68,300.

     -- A total of 129,506 shares of the Company's common stock were issued to individuals upon the cashless exercise of warrants previously issued to these individuals.

     Stock option plans

     The Company's Stock Option Plans (the "Plans"), authorize the Board of Directors to grant nonstatutory stock options to employees, directors and consultants to purchase up to a total of 3,532,500 shares of the Company's common stock. Generally, options granted under the Plans vest ratably over three years. If any award under the Plans terminates, expires unexercised, or is canceled, the shares of common stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards.

                                                           Approximate
                                          Maximum         net cumulative
                                         allowable          issuances         Maximum
       Plans          Date adopted       issuances        June 30, 2002    term in years
       -----          ------------       ---------       ----------------  -------------

     1998 Plan         June 1998          282,500            121,000             10
     2000 Plan         July 2000        1,500,000          1,394,000             10
     2001 Plan       February 2001      1,750,000            850,000             10
                                        ---------          ---------
                                        3,532,500          2,365,000
                                        =========          =========

     Warrants

     For the year ended June 30, 2000, the Company granted warrants to purchase its common stock as follows:

     -- On July 26, 1999 and in connection with the Company entering into an agreement with Comdisco, Inc. ("Comdisco"), Comdisco was granted a five-year warrant to purchase 125,000 shares of the Company's unregistered common stock, at an exercise price of $10 per share. The warrant is immediately exercisable. The value of the warrant of $2,390,000 was being amortized over the initial term of the agreement (four years). In June 2001, the Company determined that the remaining unamortized value of the warrant was impaired and, accordingly, recorded a charge to operations of approximately $1,245,000 during fiscal 2001, which is included in impairment expense in the Company's consolidated statement of operations.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9    Shareholders' equity (continued)

     Warrants (continued)

     -- On July 31, 1999, a financial consultant to the Company was granted a five-year warrant to purchase 100,000 shares of common stock, at an exercise price of $12 per share. The warrants are immediately exercisable and the shares issuable pursuant to the warrants have piggyback registration rights. The value of the warrants of $1,704,000 was being amortized over a period of three months.

     -- On November 1, 1999, the Company granted a five-year warrant to purchase 24,000 shares of common stock, at an exercise price of $18 per share to a public relations firm. The warrants vest ratably over twelve months and resulted in a charge to operations of approximately $205,000 through May 31, 2000, at which time the remaining unvested warrants were canceled due to termination of the public relations firm's services.

     -- In November 1999, a consultant was granted a five-year warrant to purchase 60,000 shares of common stock, at an exercise price of $18 per share for services provided in connection with a private placement of the Company's common stock.

     -- During December 1999, the Company granted 65,000 ten-year warrants to the Company's Vice President of Finance at an exercise price of $12 per share. The warrants vest immediately and accordingly resulted in a charge to operations of $422,500, based upon the intrinsic value of the warrants on the date of grant.

     -- In December 1999, a consultant was granted a ten-year warrant to purchase 100,000 shares of common stock, at an exercise price of $12 per share. The warrants are immediately exercisable. The value of the warrants resulted in a charge to operations of approximately $1,536,000 during the three months ended December 31, 1999.

     -- In connection with the February 10, 2000 acquisition of ComputerCOP Corporation, the Company issued a warrant to purchase an aggregate of 300,000 shares of the Company's stock that are initially exercisable at $25 per share if exercised on or before September 30, 2002 and $30 thereafter until they expire on February 10, 2005. The fair value of this warrant of $2,928,000 has been allocated between the value of the software and the cost of capital obtained. In addition, the Company issued another warrant to purchase an aggregate of 600,000 shares of the Company's common stock. This warrant did not vest in accordance with its terms and was canceled on March 31, 2000.

     -- On May 12, 2000, and in full settlement with a previously terminated employee, the Company granted a one-year warrant to purchase 10,000 shares of common stock, at an exercise price of $15 per share. The warrant is immediately exercisable. The value of the warrant resulted in a charge to operations of approximately $14,000 during the three months ended June 30, 2000.

     -- In June 2000, three consultants were granted three-year warrants to purchase 100,000, 50,000 and 7,500, respectively, shares of common stock, at exercise prices ranging from $15 to $17 per share. Two of the warrants are immediately exercisable and one vests ratably over 18 months. The value of the warrants resulted in a charge to operations of approximately $395,000 for the three months ended June 30, 2000.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9    Shareholders' equity (continued)

     Warrants (continued)

     -- On June 22, 2000 and in connection with the Company entering into an agreement with GE, the Company issued a warrant to purchase 500,000 shares of common stock. The warrant may be exercised with respect to any given shares in whole or, from time to time in part, on or prior to the two-year anniversary of the date of vesting of such shares. The warrant vests as follows: GE may exercise the warrant to purchase, cumulatively, up to 100,000, 200,000, 350,000 and 500,000, respectively, shares of the Company's common stock upon the Company receiving orders (as defined in the agreement) of an amount equal to or in excess of, in the aggregate, $2, $3, $4 and $5 million. The exercise price of the warrant shall be the average (weighted by daily trading volume) of the reported closing price of the Company's common stock over the 20 consecutive trading day period ending two trading days prior to the date GE gives notice to exercise its conversion right. GE has demand registration rights (subject to certain limitations as defined in the agreement) covering at least 20% of the shares of common stock issuable upon exercise of these warrant.

     For the year ended June 30, 2001, the Company granted warrants to purchase its common stock as follows:

     -- In May 2001, seven consultants were granted warrants to purchase a total of 105,000 shares of common stock, at exercise prices ranging from $4 to $5 per share. All of the warrants are immediately exercisable and have terms ranging from 2 to 5 years. The value of the warrants resulted in a charge to operations of approximately $197,000 for the three months ended June 30, 2001, portions of which have been included in general and administrative and sales and marketing in the consolidated statements of operations.

     For the year ended June 30, 2002, the Company granted warrants to purchase its common stock as follows:

     -- In February 2002, a consultant was granted a warrant to purchase a total of 100,000 shares of common stock, at an exercise price of $2.94 per share. The warrant is immediately exercisable and has a term of 3 years. The value of the warrant resulted in a charge to operations of approximately $128,000 during the year ended June 30, 2002, which has been included in general and administrative in the consolidated statements of operations.

     The value of the warrants had been calculated using the Black-Scholes option-pricing model with the following assumptions: no dividend yield, expected volatility of 75%, 75% and 65% for fiscal 2002, 2001 and 2000, respectively, risk-free interest rates ranging from 3.55% to 6.69%, and expected life equaling the term of each respective warrant.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



9    Shareholders' equity (continued)

     Summary of options and warrants

     The Company has adopted the disclosure provisions of SFAS 123 and applies APB 25 in accounting for stock options granted to employees and, accordingly, recognizes non-cash compensation charges related to the intrinsic value of employee stock options. If the Company had elected to recognize compensation expense based upon the fair value at the date of grant consistent with the methodology prescribed by SFAS 123, the effect on the Company's net loss and net loss per share would be as follows:

                                                  For the year ended June 30,
                                        ------------------------------------------------
                                            2002             2001             2000
                                            ----             ----             ----
Net loss
  As reported                           $(11,630,610)    $(20,631,492)    $(24,326,948)
  Pro forma                             $(12,295,088)    $(32,903,464)    $(24,950,773)

Basic and diluted net loss per share
  As reported                           $      (0.99)    $      (2.35)    $      (3.46)
  Pro forma                             $      (1.05)    $      (3.74)    $      (3.55)


     The weighted average fair value per share of common stock, options and warrants granted to employees during the years ended June 30, 2002, 2001 and 2000, approximated $1.38, $2.73 and $10.97, respectively, are estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: no dividend yield, expected volatility ranging from 65% to 75%, risk-free interest rates ranging from 4.57% to 6.69%, and expected lives ranging from 2 to 10 years.

     The following is a summary of all of the Company's stock options and warrants that were described in detail above (excluding the TSG stock options):

                                                                        Weighted
                                                                        average
                                               Number options and       exercise
                                                    warrants           price per
                                                                         share
                                               -------------------     ----------
Outstanding at June 30, 1999                        2,115,500          $   3.13
   Granted                                          1,901,500          $  18.86
   Exercised                                         (120,500)         $   1.90
   Forfeited                                         (839,667)         $  19.68

Outstanding at June 30, 2000                        3,056,833          $   6.29
   Granted                                          4,830,250          $   4.63
   Exercised                                                -          $      -
   Forfeited                                         (752,583)         $   8.23

Outstanding at June 30, 2001                        7,134,500          $   4.96
   Granted                                            719,700          $   3.43
   Exercised                                         (129,506)         $   1.63
   Forfeited                                         (250,494)         $   5.29
                                                    ---------
Outstanding at June 30, 2002                        7,474,200          $   4.86
                                                    =========

At June 30, 2002, there were approximately 1,167,500 options available for future issuance.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



9    Shareholders' equity (continued)

     Summary of options and warrants (continued)

     The following table summarizes information about all of the Company's options and warrants outstanding at June 30, 2002:

                                        Options and warrants                Options and warrants
                                           outstanding at                      exercisable at
                                           June 30, 2002                       June 30, 2002
                                        --------------------                ---------------------
                                             Weighted
                                              average       Weighted                     Weighted
                                             remaining      average                       average
        Range of              Number of     contractual     exercise      Number of      exercise
     exercise prices            shares          life         price         Shares          price
     ---------------          ---------    -------------   ---------      ----------    ---------
     $  1.63-$1.75            1,507,000         3.54        $  1.67      1,007,000        $  1.63
     $  2.94-$3.30              557,500         4.30        $  3.18        102,500        $  2.94
     $  4.00-$4.82            1,997,000         3.76        $  4.03      1,961,667        $  4.03
     $  5.00-$5.25            2,327,200         3.13        $  5.10      2,277,333        $  5.10
     $  6.00-$9.50              244,500         2.58        $  7.14        134,833        $  8.03
     $10.00-$13.00              623,500         4.07        $ 10.94        611,167        $ 10.92
     $15.00-$18.00              217,500         1.86        $ 16.42        217,500        $ 16.42
                              ---------                                  ---------
                              7,474,200                                  6,312,000
                              =========                                  =========

     Options exercisable as of June 30, 2001 and June 30, 2000 was 6,345,832 and 2,297,000, respectively.

     All employee based stock compensation awards issued for the year ended June 30, 2002 had no intrinsic value and, accordingly, resulted in no charge to operations in such period.

10   Segment information

     The Company reports segments in accordance with Financial Accounting Standards Board Statement No. 131 "Disclosures about Segments of an Enterprise and Related Information". As of June 30, 2002, the Company and its subsidiaries operate in two separate business segments, the Technology segment and the Training and Consulting segment. These operating segments are representative of the Company's management approach to its evaluation of its operations. The accounting policies of the reportable operating segments are the same as those described in the summary of significant accounting policies. The Technology segment, which operates worldwide, is primarily engaged in the design, development, marketing and support of information delivery hardware products and software. The Training and Consulting segment, which operates domestically, provides management, consulting, educational and training services primarily to the oil and gas and automotive industries throughout the United States.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



10   Segment Information (contined)

                                                For the year ended June 30,
                                       -------------------------------------------
                                            2002            2001           2000
                                            ----            ----           ----
     Revenue
       Technology                      $    404,498     $    487,588    $    132,825
       Training and consulting              334,250          937,550       1,290,865
                                       ------------     ------------    ------------
         Total                         $    738,748     $  1,425,138    $  1,423,690
                                       ============     ============    ============
     Operating loss
       Technology                      $(10,127,644)    $(14,460,314)   $(14,786,837)

     Training and consulting               (538,428)      (1,441,735)     (9,029,678)
                                       ------------     ------------    ------------
       Total                           $(10,666,072)    $(15,902,049)   $(23,816,515)
                                       ============     ============    ============

                                                                       June 30,
                                                                -----------------------
                                                                2002               2001
                                                                ----               ----
     Identifiable assets
       Technology                                           $ 3,114,692        $ 6,413,782
       Training and consulting                                   45,143            241,369
                                                            -----------        -----------
                                                              3,159,835          6,655,151
       Net assets of discontinued operations                     64,619            205,293
                                                           ------------        -----------
       Total                                               $  3,224,454        $ 6,860,444
                                                           ============        ===========

       Net revenue by geographic area follows:


                                                For the year ended June 30,
                                       -------------------------------------------
                                            2002            2001           2000
                                            ----            ----           ----
     Revenue
       United States                   $    686,882     $  1,115,838     $  1,423,690
       Foreign                               51,866          309,300             -
                                       ------------     ------------     ------------
         Total                         $    738,748     $  1,425,138     $  1,423,690
                                       ============     ============     ============

     The Company incurred interest expense of $16,250 and $21,321 in the Technology and the Training and Consulting segments, respectively for the year ended June 30, 2002. Additionally, the Company incurred depreciation expense of $198,971 and $7,319 in the Technology and the Training and Consulting segments, respectively, for the year ended June 30, 2002.

     The Company had one major customer in the Technology segment, which accounted for 34% of consolidated revenue for the year ended June 30, 2002 and four customers, one in the Technology segment and three in the Training and Consulting segment that accounted for 29%, 10%, 13% and 21% of consolidated accounts receivable at June 30, 2002. The Company had two major customers, one in the Technology segment and one in the Training and Consulting segment, which accounted for 21% and 35%, respectively, of consolidated revenue for the year ended June 30, 2001 and two customers that accounted for 56% and 12% of consolidated accounts receivable at June 30, 2001. The Company had two major customers, both included in the Training and Consulting segment, which accounted for 46% and 24% of consolidated revenue for the year ended June 30, 2000.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



11   Income taxes

     The  provision for income taxes consists of the following:


                                           For the year ended June 30,
                                           2002        2001        2000
                                           ----        ----        ----

     Current - Federal and States       $    -      $    -      $ (25,000)
     Deferred - Federal                      -           -           -
     Deferred - States                       -           -           -
                                        ----------  ----------  ----------
     Provision for income taxes         $    -      $    -      $ (25,000)
                                        ==========  ==========  ==========


     The following table summarizes the significant differences between the Federal statutory tax rate and the Company's effective tax rate for financial reporting purposes:

                                              For the year ended June 30,
                                              2002        2001        2000
                                              ----        ----        ----
     Federal statutory tax rate            (34.0)%     (34.0)%     (34.0)%
     State and local taxes net of Federal
     Tax effect                             (6.0)       (6.0)       (6.0)
     Stock and option compensation            .4          .8         9.2
     Other items                               -         (.1)          -
     Loss on disposal                          -         1.1           -
     Depreciation & amortization               -          .5           -
     Effect of graduated tax rates             -           -           -
     Impairment                                -         5.8         5.7
     Permanent differences                    .2          .2          .1
     Valuation allowance on deferred tax
     Asset                                  39.4        31.7        25.1
                                           ------      ------      ------
     Effective tax rate                      0.0%        0.0%        0.1%
                                           ======      ======      ======

     The tax effects of temporary differences and carryforwards that give rise to deferred tax assets or liabilities are summarized as follows:

                                                                 June 30,
                                                    ---------------------------------
                                                        2002                 2001
                                                        ----                 ----
     Non deductible reserves and other               $    216,000      $     266,000
     Loss on disposal of discontinued operations          148,000            260,000
     Net operating loss carryforward                   16,246,000         11,465,000
     Intangible assets                                  2,407,000          2,758,000
     Valuation allowance on net deferred tax asset    (19,017,000)       (14,749,000)
                                                     ------------      -------------
        Deferred tax asset, net                      $          -      $           -
                                                     ============      =============

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11   Income taxes (continued)

     Due to the history of net operating losses for income tax purposes, the Company has provided for full valuation allowances on the net deferred tax asset due to it being more likely than not that the deferred tax asset will not be utilized.

     At June 30, 2002, the Company has net tax operating loss carryforwards of approximately $40.6 million. A portion or all of these losses may be subject to Section 382 of the Internal Revenue Code and therefore not available to offset future income tax liabilities. The carryforward losses expire in the years 2012 through 2022 and have not been recognized in the accompanying consolidated financial statements as a result of a valuation allowance against the deferred tax asset.

12   Related party transactions

     In connection with the Merger, the Company had assumed obligations and entered into commitments with one of the Company's shareholders, who was also a director and treasurer of TSG, as follows:

     -- Deferred compensation payable aggregating $100,000 at June 30, 1999, represented unpaid salary to the TSG officer for services rendered prior to the Merger. The deferred compensation was payable in six monthly installments of $16,667 commencing in October 31, 1999.

     -- TSG leased its office facilities from the TSG officer for annual lease payments of approximately $75,000 (exclusive of sales tax) through December 2004, which approximates fair market value. The Company paid approximately $53,000 and $79,000 in connection with this lease for the years ended June 30, 2001 and 2000, respectively.

     -- The loans and advances from the TSG officer of $144,348 were payable in four equal monthly installments of $37,203 (including interest at 8%) commencing on July 1, 1999.

     In addition, in July 1999, another shareholder, who was the President and Chief Executive Officer of TSG, borrowed $50,000 from the Company at an interest rate of 6% per annum. Interest on the loan was payable quarterly and the entire principal balance was payable upon the third anniversary date of issuance. In connection with the settlement of the TSG lawsuit, the note was forgiven (Note 15).

     In August 2000, 150,000 unregistered shares were issued to a consulting firm for services rendered (Note 9). One of the Company's employees, who is also a shareholder, has an ownership interest in this consulting firm. In December 2000, the Company reduced the exercise price of 300,000 warrants previously issued to this consulting firm to $5 per share and shortened the remaining term of the warrant to three years, which resulted in a charge to operations of $468,000 that is included in general and administrative expenses. The market price of the Company's common stock at the time of this reduction was $4.188 per share.

     In July 2001, the Company paid $300,000 for marketing services to a consulting firm in which one of the Company's employees has an ownership interest. This amount is included in sales and marketing in the consolidated statements of operations for the year ended June 30, 2001.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



13   Major customers/significant agreements

     General Electric Company


     On June 29, 2000, NetWolves and General Electric Company ("GE") signed a contract for the master purchase, license and support services of NetWolves' security, remote monitoring and configuration management system. GE is using the Company's products for interconnectivity of its worldwide offices.

     The contract is for a term of six years and can be extended for four additional one-year periods unless prior notice of non-renewal is given by either party as defined in the agreement. The contract provides for the Company to receive a fee upon shipment of each unit, and an additional one-time configuration and installation fee. Additionally, upon shipment of each unit, GE has the right to purchase from the Company support service and annual monitoring and management service on an annual basis ("Annual Services"). The Annual Services shall continue at the same rate per annum, at GE's discretion, provided that GE requests such services at any time during a subsequent year. GE is required to pay fees for Annual Services in full from the expiration date of the prior year period and revenue generated from the Annual Services is recognized over the service period.

     On June 22, 2000 and in connection with the Company entering into the agreement with GE, the Company issued a warrant to purchase 500,000 shares of common stock (Note 9).

     In June 2000, the Company issued 200,000 shares of common stock to GE (Note
     9).

     Amoco Oil Company

     On December 1, 1999, the Company entered into a three-year agreement (the "Management Agreement") with Amoco Oil Company ("Amoco"), whereby the Company was granted the exclusive right to service and support certain franchised automotive maintenance and repair businesses located within Minnesota. For the years ended June 30, 2001 and 2000, the Company recorded management fee revenue from the Management Agreement of approximately $500,000 and $650,000, respectively.

     Effective December 31, 2000, Amoco terminated the contract with the Company.

     Anicom, Inc.

     In January 1999, the Company entered into a five-year exclusive master distribution agreement with Anicom, Inc. ("Anicom") to distribute its internet connectivity devices throughout North America. Additionally, Anicom was entitled to receive a commission on any sales or leases of the units made directly by the Company that Anicom was not involved with and a commission on certain technical support revenue earned by the Company. In accordance with the terms of the agreement, the Company shipped approximately $1,700,000 of product to Anicom, which accounted for approximately 95% of the Company's revenue for the year ended June 30, 1999.

     For cash consideration paid to the Company of $300,000, the Company issued Anicom 300,000 warrants to purchase common stock of the Company at an exercise price of $5 per share. The warrants issued to Anicom would have vested in equal installments over three years, commencing on the first anniversary of the agreement and would have expired in January 2004. Anicom also obtained piggyback registration rights with respect to the issuable shares of common stock.

     On April 10, 2000, the Company exercised its right to terminate its exclusive distributorship agreement with Anicom pursuant to its terms.

14   Commitments and contingencies

     Leases

     The Company has entered into several leases for office space, office equipment and vehicles. At June 30, 2002, the approximate future minimum annual lease payments, are summarized as follows:


     Fiscal year ending June 30,

        2003                             $  607,000
        2004                                604,000
        2005                                608,000
        2006                                270,000
                                         ----------
                                         $2,089,000
                                         ==========

     The above future minimum annual lease payments include approximately $307,000 in payments for discontinued operations.

     Total rent expense (excluding discontinued operations) for the years ended June 30, 2002, 2001 and 2000 was $590,508, $576,914, and $394,184,
     respectively.

     Employment agreements

     In connection with the Merger (Note 3), TSG entered into employment agreements with 5 executives who were the principals of SMCI. Each of the agreements were substantially identical and provided for the following significant terms:

     -- employment terms of three years with automatic renewals for additional one-year terms unless terminated by either party through written notice,

     -- annual salaries of $150,000 for two individuals and $100,000 for three individuals adjusted annually for cost of living increases,

     -- two of the executives were to receive 5% of pre-tax profits of TSG (up to a maximum of 100% of each employee's base salary) and three of the executives were to receive 1.67% of pre-tax profits of TSG (up to a maximum of 50% of each employee's base salary),

     -- an aggregate of 605,000 incentive TSG stock options issued to the employees (Note 3),

     -- an aggregate of 175,000 contingently issuable incentive TSG stock options to the employees (Note 3),

     -- if within eighteen months of the Merger, TSG had not initiated an initial public offering or acquired a publicly held shell, two executives were to receive 10% of pre- tax profits of TSG up to $10 million and 5% of pre-tax profits in excess of $10 million, not to exceed, in the aggregate, $1.5 million in compensation in any year.

     In November 2000, the Company ceased payments under the TSG employment agreements in connection with litigation with The Sullivan Group and all agreements were cancelled as part of the settlement of such litigation (Note 15).

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



14   Commitments and contingencies (continued)

     Employment agreements (continued)

     In August 2000 the Company entered into employment agreements with four employees with the following terms:

     -- One of the agreements was for a period of three years and granted the employee warrants to purchase 250,000 shares of common stock of the Company at a purchase price of $5.25 per share, subject to a vesting schedule as specified in such agreement. This agreement was terminated in July 2001 (Note 9).

     -- Another agreement is for a thirty-month period and provides for a monthly salary of $12,000, plus reimbursement of certain expenses of $3,000 per month. In addition, the agreement also grants the employee warrants to purchase 350,000 shares of common stock of the Company at a purchase price of $5.25 per share, subject to a vesting schedule as specified in such agreement. In July 2000 and before commencement of employment, this individual received $250,000 in consulting fees relating to the Company's agreement with General Electric Company.

     -- Another agreement is for a period of three years and grants the employee/stockholder, who is affiliated with a law firm who provided legal services to the Company, warrants to purchase 275,000 shares of common stock of the Company at a purchase price of $5.125 per share, subject to a vesting schedule as specified in such agreement;

     -- The last agreement was for a period of three years and provided for monthly compensation of $20,000, and the agreement also granted the employee warrants to purchase 200,000 shares of common stock of the Company at a purchase price of $5.25 per share, subject to a vesting schedule as specified in such agreement. This agreement was terminated in November 2001 (Note 4).

     Effective October 2000, the Company has entered into employment agreements with certain members of its executive management team. All of the employment  agreements  provide for  certain  payments  following  death or disability, for certain fringe benefits such as reimbursement for reasonable expenses and participation in medical plans, and for accelerated payments in the event of change of control of the Company. The specific terms are as follows:

     -- The agreement with the Chief Executive Officer is for a term of five years at an annual salary of $275,000 subject to cost of living increments.

     -- The agreement with the Senior Vice President is for a term of three years, subject to two additional one-year extensions, at an annual salary of $175,000.

     -- The agreement with the Vice President of Finance is for a term of three years, subject to two additional one-year extensions, at an annual salary of $150,000.

     Benefit plans

     The Company has established a 401(k) defined contribution plan. Employees 21 years or older with at least six months of service are eligible to participate in the plan. Participants may elect to contribute, on a tax-deferred basis, up to 15% of their compensation, not to exceed $11,000, in 2002. The Company did not make any contributions to the plan in 2002, 2001 and 2000.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



14   Commitments and contingencies (continued)

     Benefit plans (continued)

     As of a result of the Merger, TSG had assumed the obligations of a 401(k) defined contribution plan that provided retirement benefits to qualified TSG employees. Company contributions to the plan were discretionary. In addition, employees had the option of deferring and contributing a portion of their annual compensation to the plan in accordance with the provisions of the plan. Pension expense was approximately $7,000 and $2,000 for the years ended June 30, 2001 and 2000, respectively. There was no pension expense for the year ended June 30, 2002.

15   Legal matters

     Anicom Inc.

     On April 19, 2000, Anicom, Inc. commenced an action against the Company in the U.S. District Court for the Northern District of Illinois. The action was based upon NetWolves' alleged failure to deliver approximately 74,842 shares of its common stock to Anicom, upon exercise by Anicom of the Company's warrants. The action sought specific performance as well as any damages that may have resulted from a diminution in value of NetWolves common stock.

     On November 16, 2000, and in connection with the litigation, the Company and Anicom reached a settlement (the "Settlement Agreement"). Under the Settlement Agreement the allegations for the breach of the warrant agreement by the Company and unasserted claims for the breach of the distribution agreement by Anicom and the Company were settled. The Company paid $1,150,000 to Anicom pursuant to the Settlement Agreement, which included the repurchase of all unvested warrants. As of September 30, 2000, the Company reduced additional paid-in capital in the amount of $705,000, representing the fair value of the warrants, calculated using the Black-Scholes option pricing model with the following assumptions: dividend yield of none, expected volatility of 65%, risk free interest rate of 5.85% and an expected term of 3.17 years - the remaining life to the maturity date. The remaining portion of the settlement, in the amount of $445,000, has been charged to operations and included in general and administrative expenses for the year ended June 30, 2001.

     The Sullivan Group

     On or about November 22, 2000 the Company commenced a lawsuit ("Action 1") in the United States District Court for the Southern District of New York against certain defendants who were officers and/or directors of TSG (the "Sullivan Group") and against an Ohio Corporation, ProCare, Inc. ("ProCare"). In response to Action 1, on or about December 19, 2000, the Sullivan Group commenced a lawsuit ("Action 2") in the United States District Court for the Southern District of New York against the Company and other defendants. The Company claimed that it was induced to enter into the merger agreement and consummate the merger transaction based upon fraudulent misrepresentations and the purposeful concealment of material information by the Sullivan Group. The Sullivan Group was contending, correspondingly, that it was the Company and certain of the current and former officers and directors who induced the Sullivan Group to enter into the merger agreement by making false or negligent misrepresentations regarding the Company's principal product. Service revenue from the TSG subsidiary has been, and will continue to be substantially reduced as a result of the reduction in its operations.

     The Sullivan Group and ProCare moved to dismiss Action 1 based upon their contention that the Court lacked subject matter jurisdiction to adjudicate the controversy. Correspondingly, NetWolves and TSG moved in Action 2 to dismiss the claims of the Sullivan Group against them therein on the ground that the Federal Rules of Civil Procedure compel the Sullivan Group to interpose such claims, if at all, as counterclaims in Action 1.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



15   Legal matters (continued)

     The  Sullivan  Group  (continued)

     Subsequently, the Sullivan Group (as the Plaintiffs in Action 2) sought an Order compelling the Company to issue an opinion that shares previously issued to the Sullivan Group (the "Shares") are freely saleable without any restrictions or limitations under Rule 144. The Company opposed this application on the ground that independent of the aggregation or "acting in concert" limitation under Rule 144 which the Company contends was applicable, the return of the Shares was an element of the relief sought by the Company in Action 1.

     In a decision dated May 8, 2001, which addressed all three motions, the Court granted the Sullivan Group's motion to dismiss Action No. 1 on the ground that full diversity of citizenship between the plaintiffs and the defendants did not exist, and, therefore, as a procedural matter, the Court lacked subject matter jurisdiction. As a consequence, in addition to denying the material allegations of the Sullivan Group's complaint and setting forth several affirmative defenses to the 10b-5 claim and the claims for fraud, negligent misrepresentation and breach of the Employment Agreements, the Company and TSG had then reasserted as counterclaims in their answer in Action No. 2, all of the claims which they had asserted against the Sullivan Group and ProCare (as an additional defendant on the counterclaims) in their complaint in Action No. 1 plus an additional claim against the Sullivan Group for breach of certain of the express representations and warranties in the Merger Agreement. Based on the foregoing, the Company and TSG were seeking compensatory damages in excess of $5 million, punitive damages in the amount of $5 million and injunctive and other ancillary relief. Based upon the allegations in its complaint, the Sullivan Group was seeking $8 million in compensatory damages and $8 million in punitive damages. Although the Court did enjoin the Company to have its counsel issue an opinion letter under Rule 144, the Sullivan Group nevertheless were restricted to selling as a group during the prescribed temporal periods only that limited number of shares permitted under the aggregation proscriptions of Rule 144(e). The Court further mandated that as a condition of granting such preliminary injunctive relief, the Sullivan Group was compelled to deposit all of the proceeds of such sales into an escrow.

     In July 2002, this action including all of the counterclaims was settled in all respects pursuant to a settlement agreement which provided essentially for the exchange of releases among the parties and the reimbursement to David Sullivan of $50,000 in respect of prior unpaid expenses incurred by him on behalf of the Sullivan Group.

     Security guard business

     Certain  claims,  suits and  complaints  arising in the normal  course with respect to the Company's former uniformed security guard services operations have been filed or are pending against the Company. Generally, these matters are covered by the Company's general liability insurance policy. In the opinion of management, all such matters are without merit or are of such kind, or involve such matters, as would not have a significant effect on the financial position or results of operations of the Company, if disposed of unfavorably.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



16   Management's plan

     Historically, the Company's source of liquidity has been equity financing which is used to fund losses from operating activities. NetWolves had cash and cash equivalents of approximately $657,000 at June 30, 2002 and an additional $4 million was received subsequent to June 30, 2002 (Note 17). In order for the Company to execute its business plan, additional cash outflows are necessary for, among other things, continued development of technology, conducting customer pilot programs and increased sales efforts. To the extent necessary, the Company intends to utilize the expected operating profits of the recently acquired Norstan Network Services, Inc. and raise additional monies from the sale of its capital stock to meet its funding needs over the next 12 to 24 months, however, there can be no assurance that the Company will have sufficient capital to finance its operations. If the Company is unable to raise additional monies from the sale of its capital stock, or there is a reduction in the expected operating profits of Norstan Network Services, Inc., management will institute cost saving measures intended to significantly reduce its overhead expenses and curtail the operations of certain business segments. However, even if the Company does raise sufficient operating capital and Norstan Network Services, Inc. continues to generate operating profits, there can be no assurances that the net proceeds will be sufficient to enable it to develop its business to a level where it will generate profits and cash flows from operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. However, the accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

17   Subsequent events

     Acquisition of Norstan Network Services, Inc.

     On July 9, 2002, the Company, through its wholly owned subsidiary, NetWolves Acquisitions, Inc., acquired all of the outstanding capital stock of Norstan Network Services, Inc. ("NNSI") pursuant to a Stock Purchase Agreement dated as of January 30, 2002, as amended, among Norstan, Inc. ("Seller") and NNSI, both Minnesota corporations, the Company and NetWolves Acquisitions, Inc., a Delaware corporation. The Company paid to the Seller $7,500,000, $3,750,000 of which was paid in cash on or prior to closing and $3,750,000 is payable under the term of a non-interest bearing promissory note due July 9, 2003. The purchase price was determined through arms' length negotiations. The $3,750,000 in cash paid by the Company to the Seller was primarily obtained through equity and debt financing (see below) and to a lesser extent from working capital. The total purchase price, including acquisition costs, is summarized as follows:


     Cash paid to Norstan, Inc., on or prior to closing       $  3,750,000
     Promissory note payable*                                    3,479,850
     Finders fee                                                   350,000
     Professional fees                                             218,500
                                                              ------------
                                                              $  7,798,350
                                                              ============

*The non-interest bearing promissory note payable with a face value of $3,750,000 was discounted using a rate of 7.5% and is due on July 9, 2003.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



17   Subsequent events (continued)

     Acquisition of Norstan Network Services, Inc. (continued)

     NNSI provides multiple source long distance services and related consulting and professional services throughout the United States. As a result of the acquisition, the Company expects to increase its security solution revenues by leveraging NNSI's existing customer base. In addition, the Company expects the acquisition will enable it to expand the range of services it can offer its major customer as well as future customers. The results of NNSI's operations will be included in our consolidated financial statements commencing July 9, 2002.

     The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed at the July 9, 2002 acquisition date. The fair value of intangibles was obtained from a third party appraisal, the cost of which is included in the purchase price. The determination of the fair value of assets and liabilities at the acquisition date as well as the identification of other intangible assets is continuing and may be subject to change.


Current assets                                            $  2,860,923
Equipment                                                       56,300
Intangible assets not subject to amortization - licenses       203,000
Intangible assets subject to amortization
   (estimated 5 year useful life)                            3,376,000
Goodwill                                                     3,574,219
                                                          ------------
Total assets acquired                                       10,070,442
                                                          ------------
Current liabilities                                         (2,272,092)
                                                          ------------
Total liabilities assumed                                   (2,272,092)
                                                          ------------
Net assets acquired                                       $  7,798,350
                                                          ============


     As summary of the fair value of acquired intangible assets subject to amortization, as determined by a third party appraisal, as well as their respective estimated useful lives, is as follows:

                                         Estimated
                                         Useful Life        Fair Value
                                         -----------        ----------
Customer base                              5 Years         $ 2,436,000
Computer billing software                  5 Years             940,000
                                                           -----------
Total intangible assets                                    $ 3,376,000
                                                           ===========

     All of the goodwill arising from this acquisition is expected to be deductible for income tax purposes over a period of 15 years.

                     NETWOLVES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



17   Subsequent events (continued)

     Post year end financing

     On July 16, 2002 the Company amended its Certificate of Incorporation, as authorized by its Board of Directors, by designating 1,000,000 shares of its 2,000,000 shares of preferred stock as Series A Convertible Preferred Stock, par value $.0033 per share ("Series A Preferred Stock").

     Cumulative dividends on the Series A Preferred Stock will accrue at a rate of 8% per annum from the date of issuance and will be payable annually in additional shares of the Series A Preferred Stock. Each share of the Series A Preferred Stock will be convertible at the time of the holders' option into 10 shares of the common stock (an exercise price of $1.50 per share). Holders of Series A Preferred Stock will have voting rights on an as if converted basis and will vote as a single class with holders of the Company's common stock.

     Through August 15, 2002, the Company has issued 219,833 shares of its Series A Preferred Stock for a total cash consideration of $3,297,500. The shares were issued in connection with a private offering of the Company's securities pursuant to which shareholders also received warrants to purchase shares of the Company's common stock at an initial exercise price equal to $1.65 per share. Five warrants were issued for each share of Series A Preferred Stock (one-half warrant for each share of common stock issuable upon conversion of the Series A Preferred Stock). The warrants are exercisable for five years from the issuance date and are callable by the Company if the closing price of the Company's common stock is at or above three times the exercise price for 30 consecutive trading days.

     Approximately $3,000,000 of the proceeds from the sale of the Series A Preferred Stock was utilized to purchase the outstanding capital stock of Norstan Network Services, Inc. in July 2002. The Company is seeking to sell additional shares of its Series A Preferred Stock, the proceeds of which are intended to be used for working capital.

     On July 10, 2002, the Company received advances from certain individuals, some of whom are officers and directors of the Company, aggregating $600,000, of which, $100,000 was subsequently repaid. The advances are non-interest bearing, due on demand and have no scheduled repayment terms.

     Stock option plan

     In June 2002, the Company's Board of Directors authorized the creation of the 2002 stock option plan (the "2002 Plan") to grant non-qualified stock options to employees, directors and consultants to purchase up to a total of 3,000,000 shares of the Company's common stock. If any award under the Plans terminates, expires unexercised, or is canceled, the shares of common stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards. As of September 30, 2002, no options had been issued under this plan.

To the Board of Directors and
   Shareholders of
NetWolves Corporation



                          INDEPENDENT AUDITORS' REPORT

     The audit referred to in our report dated August 24, 2000, except for the reclassification of the discontinued operations as to which the date is June 30, 2001, on the consolidated statements of operations, shareholders equity and cash flows of NetWolves Corporation and subsidiaries (the "Company"), which appear in
Part II,  also  includes  Schedule  II for the year  ended June 30,  2000.  This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein, in compliance with the applicable accounting regulations of the Securities and Exchange Commission.


/s/ Eisner LLP
Eisner LLP


New York, New York
August 24, 2000

                                  SCHEDULE II

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES


                                                                     Additions
                                                    Balance at       charged to     Deductions      Balance
                                                    beginning        costs and         from         at end
                                                    of period        expenses       allowances      of period
                                                    ---------        ----------     ----------      ----------
Year ended June 30, 2002:
  Allowance for doubtful notes and accounts
     receivable                                     $  152,259       $   38,905     $     -        $  191,164
  Allowance for other assets                        $   33,589       $   56,000     $     -        $   89,589
  Accrued losses of discontinued operations         $  496,927       $        -     $  123,957     $  372,970

Year ended June 30, 2001:
  Allowance for doubtful accounts receivable        $   44,747       $  107,512     $     -        $  152,259
  Allowance for other assets                        $        -       $   33,589     $     -        $   33,589
  Accrued losses of discontinued operations         $        -       $  496,927     $     -        $  496,927

Year ended June 30, 2000:
  Allowance for doubtful accounts receivable        $   40,000       $   30,000     $   25,253     $   44,747
  Provision for impairment of intangible assets     $        -       $4,016,080     $     -        $4,016,080
